Exhibit 5.1

January 30, 2018

Onconova Therapeutics, Inc.
375 Pheasant Run
Newtown, PA 18940

Re:	Onconova Therapeutics, Inc., Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Onconova Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-1 (the “Initial Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) on December 29, 2017, as amended by Amendment No. 1 to the Initial Registration Statement (the “Amendment” and, the Initial Registration Statement, as amended by the Amendment, the “Registration Statement”) the Company filed with the Commission on the date hereof. The Registration Statement relates to the proposed offering and sale of up to 9,947,500 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), including shares that may be purchased by one or more underwriters pursuant to an option to purchase additional shares of Common Stock (the “Shares”). The number of Shares shall include all shares of Common Stock registered in connection with the offering contemplated by the Registration Statement, including any additional shares of Common Stock registered by the Company pursuant to Rule 462(b) under the Act.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation and Bylaws and such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price thereof, at a price not less than the par value of the Common Stock and in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to Delaware General Corporation Law.

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921	+1.215.963.5000
United States	+1.215.963.5001

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and any post-effective amendment to the Registration Statement, and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP